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Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-122262 of our reports dated February 23, 2005 relating to the financial statements of Patina Oil & Gas Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in Patina Oil & Gas Corporation's accounting for asset retirement obligations) and to management's report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Patina Oil & Gas Corporation for the year ended December 31, 2004 and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

DELOITTE & TOUCHE LLP

Denver, Colorado
March 14, 2005

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  Exhibit 23.3